Exhibit 99.1

Lending Club Names Industry Veteran Thomas Casey as Chief Financial Officer

SAN FRANCISCO – September 12, 2016 – Lending Club (NYSE: LC), the world’s largest online marketplace connecting borrowers and investors, today announced that financial services veteran Thomas W. Casey will join as Chief Financial Officer, effective September 19, 2016.

Casey joins Lending Club with extensive experience and strategic perspective across the entire range of financial functions, including financial accounting, reporting, and planning and analysis. He joins Lending Club most recently from Acelity, where he was Executive Vice President and CFO, and has more than two decades of senior financial services leadership experience at GE Capital, Washington Mutual, JP Morgan Chase, and Citicorp.
Casey will report to Scott Sanborn, President & Chief Executive Officer. “I’m thrilled to welcome Tom to Lending Club’s leadership team,” said Sanborn. “Tom’s outstanding reputation of strategic leadership, metrics-driven management, talent development, and integrity, combined with his experience working with investors, analysts, and regulators, will be enormously valuable as we further strengthen our foundation in preparation for our next chapter of growth.”
“Lending Club’s success to date is just the beginning,” said Casey. “I look forward to adding my talents to this outstanding team in order to deliver long-term value for shareholders and support Lending Club’s mission to transform the banking system.”
The hiring of Tom Casey follows several other recent high-profile hires, including Patrick Dunne from Blackrock as Chief Capital Officer, Valerie Kay from Morgan Stanley as Head of Institutional Investors, Raman Suri from Blackrock as Head of Retail Investors, and Sameer Gulati from McKinsey as Chief Operations Officer.
Brad Coleman will remain in his role as Principal Accounting Officer and Corporate Controller reporting into Tom Casey.
About Lending Club

Lending Club's mission is to transform the banking system to make credit more affordable and investing more rewarding. The company's technology platform enables it to deliver innovative solutions to borrowers and investors. We operate at a lower cost than traditional bank lending programs, so we're able to pass the savings on to borrowers in the form of lower rates and to investors in the form of solid returns. Lending Club is based in San Francisco, California. More information is available at https://www.lendingclub.com. Currently only residents of the following states may invest in Lending Club notes: AL, AR, AZ, CA, CO, CT, DC, DE, FL, GA, HI, IA, ID, IL, IN, KS, KY, LA, MA, ME, MI, MN, MO, MS, MT, NE, NH, NJ, NV, NY, OK, OR, RI, SC, SD, TN, TX, UT, VA, VT, WA, WI, or WY. All loans are made by federally regulated issuing bank partners.

Contacts

Media Contact:
PR@lendingclub.com

For Investors:
James Samford
IR@lendingclub.com